Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Second Quarter 2022

Conference Call and Live Audio Webcast Scheduled for Thursday, August 11, 2022, at 10:00 a.m. ET

Corporate Highlights

•	Celebrated 10th anniversary as a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies
•	Added to Russell 3000® Index, Russell 2000® Index and Russell Microcap® Index
•	During the second quarter of 2022, $2.6 million was funded to existing borrowers
•	Subsequent to quarter end, closed a new transaction, deploying $5.0 million
•	SWK well positioned for current capital markets environment with cash and unfunded credit facility availability totaling $77.1 million as of June 30, 2022

Finance Receivables Segment Update

•	For the three months ended June 30, 2022, GAAP net income was $0.6 million, or $0.04 per diluted share, a 96.0% decrease from June 30, 2021
•	As of June 30, 2022, non-GAAP tangible finance book value per share was $18.48, a 7.2% increase from June 30, 2021
•	Second quarter 2022 finance portfolio effective yield was 14.2%, a 2.0% increase compared with 13.9% for the second quarter 2021
•	Second quarter 2022 finance portfolio realized yield was 15.0%, a 790 bps year-over-year decrease
•	Second quarter 2022 core finance receivables business adjusted non-GAAP net income was $4.6 million, a 50.3% decrease from the second quarter of 2021
•	As of June 30, 2022, total investment assets were $181.4 million, a 14.8% decrease from June 30, 2021
•	During the second quarter of 2022, $17.2 million of principal payments and royalty paydowns were received, bringing total loan and royalty repayments to $78.7 million over the last twelve months
•	For the trailing twelve months ended June 30, 2022, SWK’s core finance receivables segment generated a 12.1% adjusted return on tangible book value

Dallas, TX, August 10, 2022 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2022.

“Over the past several quarters, SWK has had several successful payoffs in the portfolio, which we believe provide a strong endorsement of the innovation we support through our investments. While this, combined with our disciplined underwriting philosophy, led to a material decline in the size of our aggregate portfolio and a corresponding decrease in revenues year over year, we believe our focused stewardship of our shareholders’ capital has provided an important benefit going forward – well positioning our balance sheet for the current environment,” stated Winston Black, Chairman and CEO of SWK. “During the second quarter, SWK evaluated numerous life science financing opportunities with a focus on high quality assets that, we believe, are positioned to weather the current market volatility and challenging capital market environment. We believe these efforts will lead to additional closed financings in the second half of 2022.”

Mr. Black continued, “Our capital position is strong with $55.1 million in cash and an untapped $22.0 million credit facility as of June 30, 2022. Our current liquidity and anticipated debt capital raise efforts will give us greater capacity to execute on new investment opportunities where our creative, non-dilutive financing can accelerate the growth of small and mid-sized life sciences companies and fuel the development and commercialization of lifesaving and life-enhancing technologies. The stock repurchase program SWK re-instituted during the quarter also reflects the Board of Director’s confidence in our strategy and financial position, and illustrates our ongoing commitment to accretive capital deployment.”

Mr. Black concluded, “At the close of the second quarter, SWK was added to the Russell 2000, 3000 and Microcap Indexes, a catalyst that should expand awareness of our company within the investment community, increase liquidity of our stock, and broaden our shareholder base. Further, we recently celebrated our 10th anniversary under our current business strategy. Reflecting on the past 10 years, I am pleased to note that since the fourth quarter of 2012 we have produced consistent returns on our investments and to our shareholders with our book value per share increasing at a 10% compound annual growth rate. Looking ahead, our strategy will continue to focus on identifying companies, technologies and intellectual property to which our investment vehicles are well-suited and where strong risk-adjusted returns are likeliest to be achieved, while working with the team at Enteris BioPharma to unlock additional opportunities for growth.”

Second Quarter 2022 Financial Results

During the last twelve month period, there were $78.7 million of loan repayments and royalty paydowns, which were partially offset by $45.0 million of new investments. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $175.0 million as of June 30, 2022. This is a 13.9% decrease compared with income-producing assets of $203.2 million as of June 30, 2021. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $181.4 million as of June 30, 2022, compared to the June 30, 2021 total investment assets of $213.0 million.

For the second quarter 2022, SWK reported total revenue of $6.9 million, a 68.8% decrease compared to $22.3 million for the second quarter 2021. The $15.4 million decrease in revenue consisted of a $10.3 million decrease in Pharmaceutical Development segment revenue, which included $10.0 million of milestone revenue related to Enteris’ License Agreement with Cara Therapeutics, Inc. received during the three months ended June 30, 2021, which did not recur during the three months ended June 30, 2022. Finance Receivables segment revenue decreased $5.0 million year-over-year to $6.8 million, with the decrease consisting of a $3.1 million decrease in interest and fees earned on finance receivables that were either paid off or paid down since the second quarter of 2021 and a $4.0 million decrease in net royalty income primarily due to the achievement of return premiums that caused a step down in royalty rates. The decrease in revenue was partially offset by a $2.1 million increase in interest and fees earned due to funding new and existing loans.

Income before taxes for the quarter was $0.7 million compared to $17.5 million for the same period the previous year, a decrease of 96%. The year-over-year decrease is due to a $10.3 million decrease in income from our Pharmaceutical Development segment and a $5.0 million decrease in income from our Finance Receivables segment. The decrease in income before income taxes was also due to a $1.0 million net loss on the change in fair value of our warrant assets and marketable investments. The decrease was partially offset by a $0.5 million decrease in expenses.

GAAP net income for the quarter ended June 30, 2022, decreased 96% to $0.6 million, or $0.04 per diluted share, from $14.0 million, or $1.09 per diluted share for the second quarter 2021.

For the second quarter 2022, non-GAAP adjusted net income was $2.2 million, a decrease from $17.2 million for the second quarter 2021. Non-GAAP adjusted net income for the Finance Receivables segment was $4.6 million, a decrease from $9.3 million for the second quarter 2021.

Book value per share was $21.15 as of June 30, 2022, compared to $20.18 as of June 30, 2021. Tangible financing book value per share totaled $18.48 as of June 30, 2022, a 7.2% increase from $17.23 as of June 30, 2021. Management views tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Tangible book value per share removes the value of the deferred tax asset from the book value.

Tables detailing SWK’s financial performance for the second quarter 2022 are below.

Portfolio Status

At the end of the second quarter 2022, the weighted average projected effective yield of 14.2% for the finance receivables portfolio, including non-accrual positions, increased from 13.9% for the same period of the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the second quarter 2022, the realized yield of the finance receivables portfolio was 15.0%, versus 22.9% for the same period the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Non-accrual loans totaled $9.8 million, while non-accrual royalty purchases, net of credit loss allowances, totaled $3.1 million. The $9.8 million loan to Flowonix Medical Inc. remains on non-accrual, and SWK continues to work with the company to achieve a resolution.

Subsequent to quarter end, SWK deployed $5.0 million in a structured debt transaction to Exeevo, Inc., while SWK royalties Beleodaq® and Trio were fully satisfied by achieving their respective multiple of invested capital caps. As of August 9, 2022, SWK had $3.9 million of unfunded commitments.

Total portfolio investment activity for the three months ended June 30, 2022, and 2021 was as follows (in thousands):

	Three Months Ended June 30,
	2022	2021
Beginning Portfolio	$195,759	$219,014
Early payoffs	(15,000)	(14,767)
Interest income paid-in-kind	865	13
Investment in finance receivables	2,650	13,000
Loan discount and fee accretion	284	528
Net unrealized gain (loss) on marketable investments and warrant assets	(991)	892
Principal payments received on investments	(1,008)	(5,318)
Royalty paydowns	(1,218)	(404)
Warrant investments, net of cancellations	75	—
Ending Portfolio	$181,416	$212,958

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month period ended June 30, 2022 and 2021. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended June 30,
	2022	2021
Net income	$565	$13,970
Add: income tax expense	182	3,528
Add: Enteris amortization expense	425	726
Add (subtract): unrealized net loss (gain) on derivatives	472	(609)
Add (subtract): unrealized net loss (gain) on equity securities	519	(283)
Subtract: gain on change in fair value of contingent consideration	—	(147)
Adjusted income before income tax expense	$2,163	$17,185
Adjusted income tax expense	—	—
Non-GAAP net income	$2,163	$17,185

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month period ended June 30, 2022 and 2021. The table eliminates Enteris operating (income) loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended June 30,
	2022	2021
Non-GAAP net income	$2,163	$17,185
Add (subtract): Enteris operating loss (gain), excluding amortization expense	2,471	(7,853)
Adjusted Finance Receivables segment income before income tax expense	$4,634	$9,332
Adjusted income tax expense	—	—
Non-GAAP Finance Receivables net income	$4,634	$9,332

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, August 11, 2022, at 10:00 a.m. ET, to discuss its corporate and financial results for the second quarter 2022. Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

Passcode: 10166330

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on August 11, 2022.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP finance receivable segment net income, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$55,118	$42,863
Interest and accounts receivable, net	1,869	1,803
Marketable investments	487	1,034
Other current assets	1,366	1,727
Total current assets	58,840	47,427

Finance receivables, net	174,859	181,553
Marketable investments	98	119
Cost method investment	3,491	3,491
Deferred tax assets, net	19,281	20,539
Warrant assets	2,481	3,419
Intangible assets, net	9,042	9,964
Goodwill	8,404	8,404
Property and equipment, net	6,071	5,779
Other non-current assets	1,858	1,970
Total assets	$284,425	$282,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	2,776	5,087
Revolving credit facility	—	8
Total current liabilities	2,776	5,095

Contingent consideration payable	8,530	8,530
Other non-current liabilities	1,589	1,804
Total liabilities	12,895	15,429

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,839,118 and 12,836,133 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	4,431,970	4,431,719
Accumulated deficit	(4,160,453)	(4,164,496)
Total stockholders’ equity	271,530	267,236
Total liabilities and stockholders’ equity	$284,425	$282,665

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Finance receivable interest income, including fees	$6,828	$11,805	$17,243	$20,484
Pharmaceutical development	114	10,461	350	10,659
Other	—	—	480	496
Total revenues	6,942	22,266	18,073	31,639
Costs and expenses:
Interest expense	80	94	160	239
Pharmaceutical manufacturing, research and development expense	1,480	1,542	3,381	3,090
Change in fair value of acquisition-related contingent consideration	—	(147)	—	(147)
Depreciation and amortization expense	626	811	1,330	2,493
General and administrative	3,018	3,360	6,178	6,245
Income from operations	1,738	16,606	7,024	19,719
Other (expense) income, net
Unrealized net (loss) gain on derivatives	(472)	609	(1,165)	892
Unrealized net (loss) gain on equity securities	(519)	283	(547)	1,215
Income before income tax expense	747	17,498	5,312	21,826
Income tax expense	182	3,528	1,269	4,467
Net income	$565	$13,970	$4,043	$17,359
Net income per share
Basic	$0.04	$1.09	$0.32	$1.36
Diluted	$0.04	$1.09	$0.31	$1.35
Weighted average shares outstanding
Basic	12,835	12,796	12,833	12,794
Diluted	12,885	12,834	12,882	12,822

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$4,043	$17,359
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	29	93
Deferred income taxes	1,257	4,369
Change in fair value of warrants	1,165	(892)
Change in fair value of equity securities	547	(1,215)
Change in fair value of acquisition-related contingent consideration	—	(147)
Loan discount amortization and fee accretion	(780)	(1,130)
Interest income paid-in-kind	(1,599)	(26)
Stock-based compensation	251	364
Depreciation and amortization expense	1,330	2,493
Changes in operating assets and liabilities:
Interest and accounts receivable	(66)	(728)
Other assets	(256)	(477)
Accounts payable and other liabilities	(2,526)	(813)
Net cash provided by operating activities	3,395	19,250

Cash flows from investing activities:
Investment in finance receivables	(25,350)	(20,100)
Repayment of finance receivables	34,195	22,779
Corporate debt securities principal payments	21	31
Purchases of property and equipment	(111)	(671)
Other	113	163
Net cash provided by investing activities	8,868	2,202

Cash flows from financing activities:
Net payments on credit facility	(8)	(11,758)
Payment of acquisition-related contingent consideration	—	(6,083)
Net cash used in financing activities	(8)	(17,841)

Net increase in cash and cash equivalents	12,255	3,611
Cash and cash equivalents at beginning of period	42,863	3,008
Cash and cash equivalents at end of period	$55,118	$6,619